Exhibit 10.1

GUIDELINES FOR BUSINESS AIRCRAFT USAGE AND COMMERCIAL

TRAVEL BY PERSONAL GUESTS1

Revised: May 16, 2013

Objectives of these Guidelines. Advanced Micro Devices, Inc. (the “Company”) desires to provide the Chief Executive Officer (“CEO”) and the Company’s other Executive Officers and Senior Vice Presidents (collectively the “Senior Officers;” and each, a “Senior Officer”) and members of the Company’s Board of Directors use of aircraft chartered by the Company (“Company-Provided Aircraft”). These Guidelines set forth the framework for the use of Company-Provided Aircraft.

Business Use. Except as otherwise specifically set forth herein, flights on Company-Provided Aircraft are restricted to Company business. Use of Company-Provided Aircraft should be considered only when significant advantages or savings over commercial air travel may be realized in terms of time, money or productivity. For example, there are times when traveling on commercial flights is not feasible or practical such as when a Senior Officer must reach multiple destinations quickly and efficiently and commercial flights are not available or when there is a specific security threat related to the Senior Officer or member of the Board of Directors. Prior to chartering Company-Provided Aircraft, the Senior Officer or member of the Board of Directors should evaluate the trip with respect to cost, business agenda, time constraints, specific security threat issues and commercial aircraft options. If a suitable commercial aircraft flight is available, it should always be used.

Prior Approval. Any use of the Company-Provided Aircraft by a Senior Officer or member of the Board of Directors must be approved in advance by the CEO or the Company’s Chief Financial Officer (“CFO”) if the CEO is unavailable.

Records and Reports. All travel on Company-Provided Aircraft must be coordinated through the Company’s travel coordinator. The Company’s travel coordinator will maintain a trip log (each, a “Trip Log”) that maintains the name of each passenger, each passenger’s affiliation with the Company, business purpose of the trip, destination points, flight miles, a breakdown of the costs of the trip and a brief explanation for why a commercial aircraft flight was not utilized. The travel coordinator shall forward each Trip Log to the head of the Company’s Tax Department on a monthly basis. The Company’s Tax Department shall provide a summary of each Trip Log as well as any imputed income with respect to each trip to the CFO and the Board of Directors on a quarterly basis.

Passenger Guidelines. Generally, the limitations on the number and type of employees that may travel on the same flight under the Company’s Global Business Travel and General Expense Claim Policy (#1610) apply to the Company-Provided Aircraft. It shall be the responsibility of the Senior Officer or member of the Board of Directors arranging the flight to ensure the restrictions set forth in the Company’s Global Business Travel and General Expense Claim Policy (#1610) are not violated.

[1]	These Guidelines are intended to supplement the Company’s Global Business Travel and General Expense Claim Policy (#1610).

Invitees – Company-Provided Aircraft.

(a)	If an invitee, such as a spouse, significant other or dependent, is required to travel on behalf of the Company to a Company function or business meeting, the invitee may accompany a Senior Officer or member of the Board of Directors on the Company-Provided Aircraft; provided that, unused seats are available, advance approval has been obtained from the CFO or his/her delegate prior to the travel commencing and such travel does not result in any significant incremental cost to the Company (e.g., more than just the cost of catering). Unless otherwise specified by the CFO, upon approval, neither the Senior Officer, member of the Board of Directors nor the invitee is required to pay the Company for any costs of such flight. To the extent income is required to be imputed with respect to an invitee, the Company’s Tax Department will impute the value of the invitee’s flight as taxable income to that Senior Officer or member of the Board of Directors as required by applicable law. The imputed income is subject to income tax withholding and employment taxes and will be included in the Senior Officer’s W-2. In addition, for purposes of SEC reporting, any incremental costs to the Company resulting from a non-business invitee’s travel on Company-Provided Aircraft will be included, to the extent applicable, in the Senior Officer’s or member of the Board of Directors “All Other Compensation” column of the Summary Compensation Table set forth in the Company’s proxy statement as a “perquisite.”

(b)	Invitees may accompany a Senior Officer or member of the Board of Directors on the Company-Provided Aircraft in circumstances where their travel on behalf of the Company is not required (e.g. for personal reasons); provided that, unused seats are available; advance approval has been obtained from the CFO or his/her delegate prior to the travel commencing; such travel does not result in any significant incremental cost to the Company (e.g., more than just the cost of catering) and the Senior Officer or member of the Board of Directors pays the Company an amount equal to the cost (based on economy fare) of the most directly comparable commercial aircraft flight plus any incremental costs to the Company resulting from such non-business invitee’s travel on the Company-Provided Aircraft. To the extent income is required to be imputed with respect to a Senior Officer’s invitee, the Company’s Tax Department will impute the value of the invitee’s flight as taxable income to that Senior Officer as required by applicable law. The imputed income is subject to income tax withholding and employment taxes and will be included in the Senior Officer’s W-2.

Invitees – Commercial Air Travel. If an invitee, such as a spouse, significant other or dependent, is required to travel on behalf of the Company to a Company function or business meeting, advance approval must be obtained from the CFO or his/her delegate prior to the travel commencing on commercial aircraft. In the event an invitee’s travel is required, neither the Senior Officer, member of the Board of Directors nor the invitee is required to pay the Company for any costs of such commercial aircraft flight. The invitee shall utilize the same air travel class as the Senior Officer or member of the Board of Directors. To the extent income is required to be imputed with respect to an invitee, the Company’s Tax Department will impute the value of the invitee’s flight as taxable income to that Senior Officer as required by applicable law. The imputed income is subject to income tax withholding and employment taxes and will be included in the Senior Officer’s W-2. In addition, for purposes of SEC reporting, any direct costs relating to a non-business invitee’s travel on commercial aircraft that are not fully reimbursed to the Company will be included, to the extent applicable, in the Senior Officer’s or member of the Board of Directors “All Other Compensation” column of the Summary Compensation Table set forth in the Company’s proxy statement as a “perquisite.”

Tax Protection. No tax protection will be provided to any Senior Officer or member of the Board of Directors related to either his/her of an invitee’s use of Company-Provided Aircraft or an invitee’s commercial aircraft travel.

Expense Claims. Expense claims submitted by Senior Officers and members of the Board of Directors require the approval of the CFO.

Elected Officials. Notwithstanding any other provision in these Guidelines, Company-Provided Aircraft is not to be used for the purpose of supporting a political candidate or public office holder.

Exceptions. Any exception to these Guidelines or any specific situation that is not clearly covered within these Guidelines must be documented and approved in advance, in writing by the CEO and CFO.